SUB-ITEM 77D(g)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                              AIM INVESTMENT FUNDS

On December 13, 2007, the Board of Trustees (the "Board") of AIM Investment Funds on behalf of AIM International Total Return Fund and AIM LIBOR Alpha Fund (the "Funds"), approved permitting the Funds to borrow from banks for leverage in an amount not exceeding 5% of the Funds' total assets (not including the amount borrowed) at the time the borrowings is made.